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                                                                   EXHIBIT 10(X)

                            COMMONWEALTH ASSOCIATES
                               733 THIRD AVENUE
                           NEW YORK, NEW YORK 10017

                                August 20, 1996

Medcross, Inc.
3227 Bennet Street North
St. Petersburg, Florida  33713

Attention:  Mr. Henry Toh
            Chairman of the Board

Dear Mr. Toh:

          This letter, when executed by the parties hereto, will constitute an agreement between Medcross, Inc. (the "Company") and Commonwealth Associates ("Commonwealth") pursuant to which the Company agrees to retain Commonwealth and Commonwealth agrees to be retained by the Company under the terms and conditions set forth below.

          1. The Company hereby retains Commonwealth to perform consulting services related to corporate finance and other financial services matters, and Commonwealth hereby accepts such retention. In this regard, subject to the terms set forth below, Commonwealth shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. In addition, Commonwealth shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice.

          2. As compensation for the services described in paragraph 1 above, the Company shall pay to Commonwealth a fee of $200,000, for the full term of this Agreement of 12 months, payable in full in advance on the date hereof, and shall sell to Commonwealth (or its designated affiliates) upon the execution of this agreement, 500,000 common stock purchase warrants at a price of $.001 per warrant. Such warrants will expire five years after the Offering is consummated and will be exercisable at $2.50 per share. The warrants may be exercised as to all or a lesser number of shares and will contain provisions for registration of the resale of the underlying shares at the Company's expense, cashless exercise and for adjustment in the number of such shares and the exercise price to prevent dilution. In addition to its compensation hereunder, the Company will reimburse Commonwealth for any and all reasonable expenses incurred by Commonwealth in the performance of its duties hereunder, and Commonwealth shall account for such expenses to the Company; provided, however, that any expenses in excess of $1,000 shall require the prior written approval of the Company, which will not be unreasonably withheld. Such reimbursement shall accumulate and be paid monthly. Nothing contained herein shall prohibit Commonwealth from receiving any additional
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compensation under paragraphs 3 and 4 herein or otherwise. In addition to the
$200,000 fee set forth above, the Company shall pay to Commonwealth, as compensation for its services, an amount equal to 2% of all subscription amounts above $10,000,000 received by the Company in connection with the Company's private placement offering of Series C Preferred Stock; provided, however, in calculating the amount of such additional 2% fee, there shall be excluded from the total subscription amount the conversion of debt into Series C Preferred Stock by Scott Cook or T6-G Limited Partnership.

          3. In addition, Commonwealth shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to Commonwealth with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize Commonwealth's services in any particular transactions nor shall limit the Company's obligations arising under any other agreement or understanding.

          4. The Company and Commonwealth further acknowledge and agree that Commonwealth may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions or joint ventures. The Company hereby agrees that in the event Commonwealth shall introduce to the Company another party or entity, and that as a result of such introduction, a transaction is consummated, the Company shall pay to Commonwealth a fee of five (5%) percent of the first $5,000,000 and two and one-half (2-1/2%) percent of the amount over $5,000,000 of the consideration paid or received by the Company (or by any subsidiary or affiliated entity of the Company) in any transaction (including mergers, acquisitions, joint ventures and other business transactions) consummated by the Company or any subsidiary or affiliated entity of the Company, which were introduced to the Company by the Placement Agent. Such fee shall be paid in cash at the closing of the transaction to which it relates, and shall be payable whether or not the transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if the Company shall, within 12 months immediately following the termination of this Agreement, consummate a transaction with any party first introduced by Commonwealth to the Company prior to such termination, the Company shall pay to Commonwealth a fee with respect to such transaction calculated in accordance with this paragraph.

          5. All obligations of Commonwealth contained herein shall be subject to Commonwealth's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Commonwealth shall devote such time and effort to the performance of its duties hereunder as Commonwealth shall determine is reasonably necessary for such performance. Commonwealth may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Commonwealth all information reasonably relevant to the performance by Commonwealth of its obligations under this Agreement, or particular projects as to which Commonwealth is acting as advisor, which will permit Commonwealth to know all facts material to the advice to be

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rendered, and all material or information reasonably requested by Commonwealth.
In the event that the Company fails or refuses to furnish any such material or information reasonably requested by Commonwealth, and thus prevents or impedes Commonwealth's performance hereunder, any inability of Commonwealth to perform shall not be a breach of its obligations hereunder.

          6. Nothing contained in this Agreement shall limit or restrict the right of Commonwealth or of any partner, employee, agent or representative of Commonwealth, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Commonwealth to render services of any kind to any other corporation, firm, individual or association.

          7. Commonwealth will hold in confidence any confidential information which the Company provides to Commonwealth pursuant to this Agreement unless the Company gives Commonwealth permission in writing to disclose such confidential information to a specific third party. In addition, all confidential information which the Company provided to Commonwealth in connection with any prior or ongoing offering shall be considered confidential information for purposes of this Agreement. Notwithstanding the foregoing, Commonwealth shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Commonwealth in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Commonwealth by governmental requirements. If Commonwealth is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Commonwealth shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

          8. The Company agrees to indemnify and hold harmless Commonwealth, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Commonwealth is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Commonwealth's services pursuant to this Agreement. The Company further agrees that Commonwealth shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of Commonwealth relating to this Agreement or the performance or failure to perform any services under this

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Agreement except for Commonwealth's intentional or willful misconduct. This paragraph shall survive the termination of this Agreement.

          9. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

          10. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

          11. This Agreement is for a term of 12 months and may not be terminated by the Company. This Agreement may be terminated by Commonwealth at any time upon 30 days' notice. Paragraphs 4, 7 and 8 shall survive the expiration or termination of this Agreement under all circumstances.

          12. Any notices hereunder shall be sent to the Company and to Commonwealth at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

          13. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

          14. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

          15. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in Section 7, and their respective heirs, administrators, successors and permitted assigns.

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          If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

                                    Very truly yours,

                                    COMMONWEALTH ASSOCIATES


                                    By:_______________________________________
                                       An Authorized Representative

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

MEDCROSS, INC.

By:___________________________
     Name:
     Title:

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